Exhibit 99.1

COMSYS Names New General Counsel

Houston, Texas (03 January 2006) -

COMSYS IT Partners, Inc. (COMSYS), a leading provider of information technology staffing and solutions services, today named Ken R. Bramlett, Jr. as Senior Vice President, General Counsel and Corporate Secretary. He joins the company from the Charlotte, NC law firm Kennedy Covington Lobdell & Hickman LLP, where he served as a partner in the business law department focusing on corporate, securities and finance law, with emphasis on general corporate representation, public and private equity and debt financing and mergers and acquisitions.

Mr. Bramlett brings 22 years of corporate legal, governance, IT staffing and consulting and other experience to COMSYS. Mr. Bramlett was Senior Vice President and General Counsel for Venturi Partners, Inc. prior to the COMSYS-Venturi merger in September 2004. Ken was with Venturi for nine years from 1996 to 2004 and, prior to that, was with Robinson, Bradshaw & Hinson, P.A., a Charlotte, NC law firm, for 12 years (the last six years as a partner).

“Ken Bramlett will be a great addition to the COMSYS team,” said Michael T. Willis, President and CEO of COMSYS. “Ken played an instrumental role during the merger activities between COMSYS and Venturi. He brings to COMSYS a solid background in compliance, corporate governance, Sarbanes-Oxley and Securities and Exchange Commission regulations specifically related to a public IT staffing and services company. We look forward to working with Ken as we move forward with our efforts to grow our business in 2006.”

Mr. Bramlett earned his law degree from the University of North Carolina Chapel Hill and his bachelor of arts in Philosophy from Wake Forest University. Mr. Bramlett is also a member of the Board of Directors for World Acceptance Corporation, where he has been Chairman of its Governance Committee from 2002 to present.

About COMSYS

COMSYS IT Partners, Inc. (NASDAQ: CITP), is a leading IT staffing and managed solutions company with 42 offices across the U.S. and an office in the U.K. Leveraging more than 33 years of experience, COMSYS has enhanced its core competency of IT staffing services by creating client-centric, cost-effective information system solutions. COMSYS’ service offerings include contingent staff augmentation of IT professionals, permanent recruiting and placement, vendor management and project solutions including network design and management, offshore development, customized software development and maintenance, software globalization/localization translation services and implementation and upgrade services for SAS, business intelligence and various ERP packages. COMSYS primarily serves Fortune 500 clients in the financial services/insurance, telecommunications, energy, pharmaceutical and healthcare industries and government agencies.